Exhibit 3.2

BYLAWS

OF

SOUTHSTATE BANK CORPORATION (the “Corporation”)

(Adopted July 31, 2025)

Article I
Meetings of Shareholders
1.	Annual Meeting. The annual meeting of the shareholders of the Corporation shall be held annually on such day and at such time and place, either within or without Florida, as shall be fixed by the Board of Directors.
2.	Special Meetings.
(a)	Special meetings of the shareholders may be called by (i) the Chief Executive Officer, (ii) the Chair of the Board of Directors, (iii) a majority of the Board of Directors, or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the shareholders in accordance with, and subject to, this Article I, Section 2 from the holders (as of a record date fixed in accordance with Article I, Sections 2(b) and 2(c)) of not less than ten percent (10%) of all of the common shares entitled to vote at such meeting. The place of such meetings shall be designated by the Board of Directors. The notice of a special meeting shall state the purpose or purposes of the special meeting, and the business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the notice. Except in accordance with this Article I, Section 2, shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders. Shareholders who nominate persons for election to the Board of Directors at a special meeting must also comply with the requirements set forth in Article I, Section 6.
(b)	No shareholder may demand that the Secretary of the Corporation call a special meeting of the shareholders unless a shareholder of record has first submitted a request in writing that the Board of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the shareholders entitled to demand that the Secretary of the Corporation call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation. To be in proper form for purposes of this Article I, Section 2, a request by a shareholder for the Board of Directors to fix a Demand Record Date shall set forth:
(i)	As to each Requesting Person (as defined below), the Shareholder Information (as defined in Article I, Section 6(a)(ii)(a));
(ii)	As to the purpose or purposes of the special meeting, (a) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any interest in such business of each Requesting Person, and (b) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting; and
(iii)	If directors are proposed to be elected at the special meeting, the Nominee Information (as defined in Article I, Section 6(a)(ii)(c)) and the director questionnaire (as required under Article I, Section 6(c)) for each person whom a Requesting Person expects to nominate for election as a director at the special meeting. For purposes of this Article I, Section 2(b), the term “Requesting Person” shall mean (1) the shareholder making the request to fix a Demand Record Date for the purpose of determining the shareholders entitled to demand that the Secretary of the Corporation call a special meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (3) any affiliate or associate of such shareholder or beneficial owner.
(c)	Within ten (10) days after receipt of a request to fix a Demand Record Date in proper form and otherwise in compliance with this Article I, Section 2 from any shareholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the shareholders entitled to demand that the Secretary of the Corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the ten (10) day period after the date on which such a request to fix a Demand Record Date was received, the Demand Record Date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request is received. Notwithstanding anything in this Article I, Section 2 to the contrary, no Demand Record Date shall be fixed if the Chair of the Board of Directors determines that the demand or demands that would otherwise be submitted following such Demand Record Date could not comply with the requirements set forth in clauses (ii), (iv), (v) or (vi) of Article I, Section 2(e).
(d)	Without qualification, a special meeting of the shareholders shall not be called pursuant to Article I, Section 2(a)(iv) unless shareholders of record as of the Demand Record Date who hold, in the aggregate, not less than ten percent (10%) of all of the common shares entitled to vote at such meeting (the “Requisite Percentage”) timely provide one or more demands to call such special meeting in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation. Only shareholders of record on the Demand Record Date shall be entitled to demand that the Secretary of the Corporation call a special meeting of the shareholders pursuant to Article I, Section 2(a)(iv). To be timely, a shareholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the sixtieth (60th) day following the Demand Record Date. To be in proper form for purposes of this Article I, Section 2, a demand to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting or the proposed election of directors at the special meeting, as the case may be, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), if applicable, and (iii) with respect to any shareholder or shareholders submitting a demand to call a special meeting (except for any shareholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by way of a solicitation statement filed on Schedule 14A) (a “Solicited Shareholder”) the information required to be provided pursuant to this Article I, Section 2 of a Requesting Person. A shareholder may revoke a demand to call a special meeting by written revocation delivered to the Secretary at any time prior to the special meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands

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from the holders of the Requisite Percentage of shareholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of shareholders to call a special meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting (any such special meeting of the shareholders that has been called may be canceled by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such special meeting of shareholders).
(e)	The Secretary shall not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting (i) that does not comply with this Article I, Section 2, (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law, (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Demand Record Date, (iv) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date for notice of a shareholder meeting (other than the Demand Record Date) was previously fixed and such demand is delivered between the time beginning on the sixty- first (61st) day after such previous record date and ending on the one-year anniversary of such previous record date, (v) if a Similar Item will be submitted for shareholder approval at any shareholder meeting to be held on or before the ninetieth (90th) day after the Secretary receives such demand, or (vi) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the Secretary of such demand to call a special meeting.
(f)	After receipt of demands in proper form and in accordance with this Article I, Section 2 from a shareholder or shareholders holding the Requisite Percentage, the Board of Directors shall direct the Secretary of the Corporation to duly call, and the Board of Directors shall determine the place, date and time of, a special meeting of shareholders for the purpose or purposes and to conduct the business specified in the demands received by the Corporation. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at such a special meeting. The record date for notice and voting for such a special meeting shall be fixed in accordance with Article I, Section 3 of these Bylaws. The Board of Directors shall direct the Corporation to provide written notice of such special meeting to the shareholders in accordance with Article I, Section 3.
(g)	In connection with a special meeting called in accordance with this Article I, Section 2, the shareholder or shareholders (except for any Solicited Shareholder) who requested that the Board of Directors fix a record date for notice and voting for the special meeting in accordance with this Article I, Section 2 or who delivered a demand to call a special meeting to the Secretary shall further update and supplement the information previously provided to the Corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Article I, Section 2 shall be true and correct as of the record date for notice of the special meeting and as of the date that is ten (10) business days prior to the special meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date

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prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the special meeting or any adjournment or postponement thereof); provided, that this Article I, Section 2(g) shall not permit any such shareholder(s) to change any proposed business or nominee (or add any proposed business or nominee), as the case may be.
(h)	Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting pursuant to this Article I, Section 2 except in accordance with this Article I, Section 2. If the Chair of the Board of Directors shall determine that any request to fix a record date for notice and voting for the special meeting or demand to call and hold a special meeting was not properly made in accordance with this Article I, Section 2, or shall determine that the shareholder or shareholders requesting that the Board of Directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Article I, Section 2, then the Board of Directors shall not be required to fix such record date, the Secretary shall not be required to call the special meeting and the Corporation shall not be required to hold the special meeting. In addition to the requirements of this Article I, Section 2, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date for notice and voting for the special meeting or demand to call a special meeting.
3.	Record Date for and Notice of Shareholder Meetings.
(a)	The Board of Directors, the Chair of the Board of Directors, the Chief Executive Officer, or the President of the Corporation may fix the record date to determine the shareholders entitled to notice of a shareholders’ meeting and to vote or take any other action thereat.
(b)	Written or printed notice stating the place, day, and hour of the meeting, and such other notice as required by the provisions of the Florida Business Corporation Act, Chapter 607 of the Florida Statutes, as amended (the “FCBA”) and in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting, shall be communicated by the Corporation to each shareholder of record entitled to vote at the meeting, not less than ten (10) nor more than sixty (60) days before the date of the meeting. If such notice is mailed, it shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at the address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If at any meeting Bylaws are to be altered, repealed, amended, or adopted, notices or waivers thereof shall so state. A shareholder may waive notice of any meeting, in writing, either before or after the meeting. Any previously scheduled meeting of the shareholders may be postponed, and (unless the Articles of Incorporation otherwise provides) any special meeting of the shareholders called pursuant to Article I, Section 2(a)(i)-(iii) may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of shareholders.
4.	Quorum Requirements. Absent a provision in the Articles of Incorporation or the FBCA stating otherwise, a majority of the shares entitled to vote shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and the adjournment is for a period of less than thirty (30) days. If the adjournment is for thirty (30) days or more, notice of the adjourned meeting shall be given pursuant to Article I, Section 3 of these Bylaws. When a quorum is present at any meeting, action on a matter (other than the election of directors) by a voting group is approved if the votes cast

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within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the FBCA requires a greater number of affirmative votes.
5.	Voting and Proxies. Every shareholder entitled to vote at a meeting may do so either in person or by proxy. A shareholder or a shareholder’s agent or attorney in fact may appoint a proxy to vote or otherwise act for him, including giving waivers and consents, by signing an appointment form or by an electronic transmission of appointment. The electronic transmission must contain or be accompanied by sufficient information to determine that the transmission appointing the proxy is authorized. A proxy must have an effective date. If not dated by the person giving the proxy, the effective date of the proxy is the date on which it is received by the person appointed to serve as proxy, and that date must be noted by the appointee on the appointment form. An appointment of a proxy is effective when the appointment form or electronic transmission is received by the Secretary of the meeting or other officer or agent authorized to tabulate votes. Unless a time of expiration is otherwise specified, an appointment of a proxy is valid for eleven months (unless duly revoked earlier).
6.	Matters Considered at Shareholder Meetings.
(a)	Annual Meetings of Shareholders.
(i)	Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or the Chair of the Board of Directors or (c) by any shareholder of the Corporation who (1) was a shareholder of record at the time of giving of notice provided for in this Article I, Section 6 and at the time of the annual meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Article I, Section 6 (including, without limitation, by providing any updates or supplements at the times and in the forms required by Article I, Section 6(a)(ii)(e)) as to such business or nomination. The foregoing clause (c) shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an annual meeting of shareholders.
(ii)	Without qualification, for any nominations or any other business to be properly brought before an annual meeting by a shareholder pursuant to Article I, Section 6(a)(i)(c), the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, then the tenth (10th) day following the day on which public

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announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice (whether given pursuant to this Article I, Section 6(a)(ii) or Article I, Section 6(b)) to the Secretary must:

(a)

set forth, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (2) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder or such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder or such beneficial owner has a right to vote any shares of any security of the Corporation, (D) any short interest in any security of the Corporation (for purposes of this Article I, Section 6(a)(ii) a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such shareholder or such beneficial owner that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder or such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) that such shareholder or such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s or such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), (H) any pending or threatened legal proceeding in which such shareholder or such beneficial owner is a party or participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (I) any other material relationship between such shareholder or such beneficial owner, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, and (J) to the extent known to such shareholder or such beneficial owner, the name(s) of any other

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shareholder(s) of the Corporation (whether holders of record of beneficial owners) that support the business that the shareholder proposes to bring before the meeting or the nominees whom the shareholder proposes to nominate for election or reelection to the Board of Directors, as applicable, (3) a representation of such shareholder and such beneficial owner, if any, that such person (or a qualified representative thereof) intends to appear in person at the meeting, and (4) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (the disclosures to be made pursuant to the foregoing clauses (1), (2), (3)and (4) are referred to herein as the “Shareholder Information”);

(b)

if the notice relates to any business other than a nomination of a director or directors that the shareholder proposes to bring before the meeting in addition to the information required by Article I, Section 6(a)(ii)(a), set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(c)

in addition to the information required by Article I, Section 6(a)(ii)(a), set forth, as to each person, if any, whom the shareholder proposes to nominate for election or reelection to the Board of Directors (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to herein as the “Nominee Information”);

(d)

with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Article I, Section 6(c). The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the

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Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee; and

(e)

a shareholder giving the notice shall update and supplement its notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6(a)(ii) shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof); provided, that this Article I, Section 6(a)(ii)(e) shall not permit any such shareholder(s) to change any proposed business or nominee (or add any proposed business or nominee), as the case may be.

(iii)	Notwithstanding anything in Article I, Section 6(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting of shareholders is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Article I, Section 6(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.
(b)	Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors, or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who (1) is a shareholder of record at the time of giving of notice provided for in this Article I, Section 6(b) and at the time of the special meeting, (2) is entitled to vote at the meeting, and (3) complies with the notice procedures set forth in this Article I, Section 6(b) as to such nomination (including, without limitation, by providing all information required to be provided with respect to such nominating shareholder, including, without limitation, by providing any updates or supplements at the times and in the forms required by Article I, Section 6(a)(ii)(e)). In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors to the Board of Directors, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the

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shareholder’s notice (in proper form) required by Article I, Section 6(a)(ii) with respect to any nomination (including, without limitation, the completed and signed questionnaire, representation and agreement required by Article I, Section 6(c) and the information with respect to such nominating shareholder required by Article I, Section 6(a)(ii)) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, then the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.
(c)	Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee of a shareholders of the Corporation for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under this Article I, Section 6) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person: (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
(d)	General.
(i)	Only such persons who are nominated in accordance with the procedures set forth in this Article I, Section 6 shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I, Section 6. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power to determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article I, Section 6 and, if any proposed nomination or business is not in compliance with this

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Article I, Section 6, to declare that such defective proposal or nomination shall be disregarded.
(ii)	For purposes of this Article I, Section 6, a “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.
(iii)	Notwithstanding the foregoing provisions of this Article I, Section 6, all director nominations are subject to any required regulatory approval(s) and to the director qualifications set forth in Article II, Section 2, and a proposed director will not be entitled to vote on any matter or otherwise take any action in the capacity of a director until all required regulatory approvals, if any, have been obtained. In addition, notwithstanding the foregoing provisions of this Article I, Section 6, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article I, Section 6; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Article I, Section 6(a)(i)(c) or Article I, Section 6(b). Nothing in Article I, Section 6 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(iv)	Unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the Corporation to present the nomination or proposal in compliance with the shareholder’s representation required by Article I, Section 6(a)(ii)(a)(3), such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes hereof, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing complying with Article I, Section 5 to act for such shareholder as proxy at the meeting of shareholders, and such person must produce such writing, or a reliable reproduction thereof, at the meeting of shareholders.
7.	Conduct of Meetings.
(a)	Meetings of shareholders shall be presided over by the Chair of the Board of Directors or, in his or her absence, by the Vice Chair or another director or executive officer designated by the Board of Directors. Such person is referred to in these Bylaws as the presiding officer or as the chairman of the meeting. The presiding officer shall determine all questions of order or procedure (and the presiding officer’s rulings shall be final) and may, in his or her discretion, adjourn a meeting of shareholders regardless of whether a quorum is present.
(b)	The Secretary of the Corporation, with the assistance of such agents as may be designated by the Secretary, shall make all determinations of the validity of proxies presented and ballots cast.

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(c)	In the event that any person or group other than the Board of Directors hold proxies for more than ten (10) other shareholders, any vote taken with respect to any contested matter, determined to be such by the presiding officer, shall be taken in the following manner:
(i)	Shareholders wishing to vote in person shall obtain ballots from the Secretary and cast their votes. After a period determined to be reasonable by the presiding officer, no further voting in person shall be permitted.
(ii)	Thereafter, persons holding proxies shall obtain a ballot from the Secretary which shall be in a form to permit the votes cast with respect to each appointment of proxy to be identified as such and shall fill out such ballot and return it together with the original appointments of proxies to the Secretary. After a period determined to be reasonable by the presiding officer, the polls shall be closed and no further voting on the question shall be allowed.
(iii)	If the number of proxies held by persons or groups other than the Board of Directors is high, the presiding officer may, after consultation with the Secretary, adjourn the meeting for up to seventy-two (72) hours, to permit the counting of the votes; provided, however, that the presiding officer may, in his or her discretion, permit other business, including the casting of other votes, to be transacted prior to any such adjournment.
Article II
BOARD OF DIRECTORS
1.	Composition of Board of Directors. The Corporation shall have a Board of Directors consisting of active directors, whose qualifications, election, number, etc. are described and discussed in this Article II and throughout these Bylaws. Whenever the terms “director” or “Board of Directors” or “Board” are used herein or in other corporate documents, the terms shall include active directors only.
2.	Qualification and Election of Active Directors.
(a)	Except for any directors as to whom such age requirement has been waived by the Board of Directors as set forth in this Section 2(a) of Article II, directors must be shareholders, not under twenty (20) years of age and not over seventy-two (72) years of age at the time of the shareholders’ meeting at which they are elected by the shareholders. In the event that a director attains age seventy- two (72) during his or her term of office, he or she shall serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday. Notwithstanding the foregoing, if the Board of Directors determines that it is in the best interests of the Corporation and its shareholders, the Board of Directors, upon the recommendation of the Governance and Nominating Committee, may waive the foregoing requirements for one or more directors.

The terms of all directors shall expire at the next annual meeting of shareholders following their election. Each director, except in the case of his or her death, resignation, removal or disqualification, shall hold office until the expiration of the term for which he or she is elected and thereafter until his or her successor has been elected and qualified or until there is a decrease in the number of directors.

(b)	Nomination of Directors. The Board of Directors shall nominate, upon recommendation of the Governance and Nominating Committee, the Board’s nominees for the Board of Directors

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to the shareholders. No other person shall be a nominee or be eligible to be a director of the Corporation unless that person shall have first been nominated by a record shareholder of the Corporation in accordance with Article I, Section 6 of these Bylaws.
3.	Number. The maximum number of active directors is fixed by the Articles of Incorporation and may be altered only by amendment thereto but shall never be less than the number required by law, with the number of directors to be set or changed from time to time within such minimum and maximum range by resolution of a majority of the full Board of Directors.
4.	Meetings. The annual meeting of the Board of Directors shall be held immediately after the adjournment of the annual meeting of the shareholders, at which time the officers of the Corporation shall be elected. The Board of Directors may also designate more frequent intervals for regular meetings. Special meetings may be called at any time by any one director or any two officers of the Corporation in addition to those parties entitled to call such meetings under Florida law.
5.	Notice of Directors’ Meetings. The annual and all regular meetings of the Board of Directors may be held without notice. Special meetings shall be held with not less than one hour notice of such meeting to be given to each director, which notice shall be given on a best efforts basis by those calling the meeting. Notice may be waived in writing before or after a meeting. If the meeting is one at which Bylaws are to be altered, repealed, or adopted both waivers and notices must so state. Notice of a special meeting may be given by the Chair, the Chief Executive Officer or any three (3) directors. If the notice of the meeting is not given in writing at least two (2) days prior to the meeting no action shall be taken at the meeting unless such action is approved by the affirmative vote of a majority of the entire Board of Directors.
6.	Quorum and Vote. The presence of a majority of the directors shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the vote of a greater number is required by the Articles of Incorporation, these Bylaws, or by the FBCA.
7.	Appointment of Chair, Committees.

The Board of Directors shall appoint a Chair of the Board of Directors, based on the recommendation of the Governance and Nominating Committee. The Board of Directors shall, by resolution adopted by a majority of its members, designate such standing committees (each, a “Board Committee”) with designations of authority, as it deems appropriate, which shall include Audit, Risk, Compensation, and Governance and Nominating Committees. Nominations to such other committees shall be made to the Board of Directors by the Governance and Nominating Committee of the Board of Directors after considering the recommendation of the Chair of the Board of Directors.

8.	Powers. In addition to other powers specifically set out herein or that apply under the FBCA or other applicable law, the Board of Directors shall have the power to manage and administer the affairs of the Corporation and to do and perform all lawful acts with respect to the affairs of the Corporation except those that may be specifically reserved to the shareholders under the FBCA or other applicable law.

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9.	Contracts with Interested Directors. Subject to Section 607.0832 of the FCBA, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction, of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or is in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.
10.	Special Considerations by Directors. In accordance with Section 607.0830(6) of the FBCA, the directors of this Corporation shall consider all such factors they deem relevant in evaluating any proposed tender offer or exchange offer for the Corporation’s stock, any proposed merger or consolidation of the Corporation with or into another corporation and any proposal to purchase or otherwise acquire all of the assets of the Corporation. The directors shall evaluate whether the proposal is in the best interests of the Corporation by considering the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers and the communities served by the Corporation and its subsidiary or subsidiaries. The directors shall evaluate the consideration being offered to the shareholders in relation to the then current market value of the Corporation, the then current market value of shares of the Corporation in a freely negotiated transaction, and the directors’ estimate of the future value of shares of the Corporation as an independent entity.
Article III
OFFICERS
1.	Number. The Corporation shall have a Chief Executive Officer, a President, Chair of the Board of Directors, one or more Vice Presidents, a Secretary, and such other officers as the Board of Directors shall from time to time deem necessary. Any two or more offices may be held by the same person. The Chair of the Board of Directors, and any Vice Chair of the Board of Directors, may but need not be an employee of the Corporation.
2.	Election and Term. The officers shall be elected by the Board of Directors at its annual meeting. Each officer shall serve until the expiration of the term for which he is elected, and thereafter until his or her successor has been elected and qualified.
3.	Duties. All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide. The Chief Executive Officer of the Corporation shall report to the Board of Directors and shall designate and assign the duties of the officers under his or her supervision, at the direction or with the approval of the Board of Directors.
Article IV
RESIGNATIONS AND VACANCIES
1.	Resignations. Any Director may resign at any time by giving written notice to the Chair of the Board of Directors, the Chief Executive Officer, or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its acceptance by the Board of Directors.

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2.	Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in any office or directorship for any reason, including removal of an officer or director with or without cause, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.
Article V
CAPITAL STOCK
1.	Stock Certificates. Unless otherwise decided by the Board of Directors (or by the Chief Executive Officer, if the Board of Directors has authorized the issue of all of the Corporation’s shares without certificates as contemplated by Article V, Section 2 of these Bylaws), every shareholder shall be entitled to a certificate or certificates of capital stock of the Corporation in such form as may be prescribed by the Board of Directors. Unless otherwise decided by the Board of Directors, such certificates shall be signed by the Chief Executive Officer or President and by the Secretary or an Assistant Secretary of the Corporation. In the case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors or an officer of the Corporation shall prescribe.
2.	Shares Without Certificates. The Board of Directors of the Corporation may authorize the issue of some or all of the shares of any or all of its classes or series without certificates in accord with the provisions of Chapter 678 of the 2024 Florida Statutes (the “FL Statutes”). Within a reasonable time after the issue or transfer of shares without certificates, the Corporation or its designated transfer agent shall send the shareholder a written statement containing the following information: (a) the name of the Corporation and a statement that it is organized under the laws of Florida; (b) the name of the person to whom the shares are issued; (c) the number and class of shares and the designation of the series, if any, of the shares; (d) if at such time the Corporation is authorized to issue different classes of shares or different series within a class, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series); and (e) if applicable, a conspicuous notation that the shares are subject to a restriction on their transfer.
3.	Registration of the Transfer of Shares. Registration of the transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation (which stock transfer books may be kept by the Corporation or the transfer agent designated by the Corporation to transfer the shares or other agent designated by the Corporation). If a share certificate in registered form is presented to the Corporation with a request to register a transfer of the shares, or an instruction is presented to the Corporation with a request to register the transfer of uncertificated shares, then, subject to applicable law, the Corporation shall register the transfer as requested if: (a) under the terms of the shares the person seeking registration of transfer is eligible to have the shares registered in their name; (b) the indorsement or instruction is made by the appropriate person or by an agent who has actual authority to act on behalf of the appropriate person; (c) reasonable assurance is given that the indorsement or instruction is genuine and authorized (without limiting the foregoing, the Corporation or its transfer agent, may require that the indorsement or instruction must have been guaranteed by a commercial bank or brokerage firm that is a member of the Financial Industry Regulatory Authority (FINRA) and reasonable assurance is given that such endorsements are effective); (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer does not violate any restriction on transfer imposed by the Corporation in accordance with Section 678.2041 of the FL Statutes; (f) the registered owner has not made a demand that the shares not be transferred, or if such demand has been made, the procedures set forth in Section 678.4031 of the FL Statutes permit the transfer; and (g) the transfer is in fact rightful or is to a person otherwise entitled to obtain the shares

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as a protected purchaser as defined in Section 678.3031 of the FL Statutes. A person acting as authenticating trustee, transfer agent, registrar, or other agent for the Corporation in the registration of a transfer of its securities, in the issue of new security certificates or uncertificated securities, or in the cancellation of surrendered security certificates has the same obligation to the holder or owner of a certificated or uncertificated security with regard to the particular functions performed as the Corporation has in regard to those functions.
4.	Control Share Acquisitions. The provisions of Section 607.0902 of the FCBA shall not apply to control share acquisitions of the shares of any or all of its classes or series of the Corporation.
Article VI
ACTION BY CONSENT
1.	Shareholders. Shareholders may act without a meeting on written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or their attorneys-in-fact or proxy holders. Such consent shall be filed with the Secretary as part of the corporate records.
2.	Board of Directors; Board Committees. The Board of Directors or any Board Committee can act without a meeting on action taken by a majority of the members thereof, or by a much larger vote as the Articles of Incorporation or these Bylaws require, if all directors or Board Committee members, as applicable, execute, before or after the action taken, a written consent thereto and the consent is filed in the records of the Corporation. Action which is permitted to be taken only when authorized at a meeting of the Board of Directors or Board Committee, as applicable, can be taken without a meeting, if before or after the action, all Board of Directors or Board Committee members, as applicable, consent thereto in writing and the consent is filed in the minute book of the Board of Directors or Board Committee, as applicable. Such consent shall have the same effect as a vote of the Board of Directors or Board Committee, as applicable, for all purposes.
Article VII
INDEMNIFICATION
1.	Right to Indemnification. Any person who at any time serves or has served as a director or officer of the Corporation, or who, while serving as a director or officer of the Corporation, serves or has served, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan (whether or not such person continues to serve in such capacity at the time of any indemnification or advancement of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), shall have the right to be indemnified by the Corporation as set forth in the Articles of Incorporation and as further provided herein.
2.	Right to Advancement of Expenses. The right to indemnification conferred in the Articles and in this Article VII shall include the right to be paid by the Corporation the reasonable expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes the Corporation with a written affirmation of his or her good faith belief that he or she met the standard of conduct required by law; and (b) the claimant furnishes the Corporation with a written undertaking, executed personally on his or her behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct.

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3.	Payment of Indemnification and Advancement of Expenses. The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification and advancement of expenses required by in the Articles and this Article VII, including, without limitation, making a determination that indemnification and/or advancement of expenses is permissible in the circumstances and a good faith evaluation of the manner in which the claimant acted and of the reasonable amount of indemnity or expenses due him. The Board of Directors may appoint a committee or special counsel to make such determination and evaluation. Following any “Change of Control” of the Corporation defined in the Corporation’s 2012 Omnibus Stock and Performance Plan (or any comparable term as defined in any successor to such plan), any determination as to entitlement of indemnification and advancement of expenses under in the Articles and this Article VII shall be made by independent special legal counsel selected in the manner provided in the FBCA.
4.	Right of Indemnitee to Bring Suit. If a claim under in the Articles and this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the claimant shall be entitled to be paid also for the expense of prosecuting or defending such suit. In (i) any suit brought by a claimant to enforce a right to indemnification or advancement of expenses hereunder, it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the claimant has not met the applicable standard for indemnification and/or advancement of expenses to the fullest extent permitted by law. A determination by the Corporation (including its Board of Directors, any Board Committee, independent legal counsel, or the shareholders) that a claimant has not met such applicable standard of conduct shall not create a presumption that the claimant has not met the applicable standard of conduct or, in the case of such a suit brought by a claimant, be a defense to such suit. In any suit brought by a claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under in the Articles and this Article VII or otherwise shall be on the Corporation.
5.	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.
6.	Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
7.	Binding and Nonexclusive. Any person who at any time after the adoption of this Article VII serves or has served in the aforesaid capacity for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, and shall have an express contractual entitlement to, the right of indemnification and advancement of expenses provided

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herein. Such right shall inure to the benefit of the legal representatives of any such person and shall be exclusive of any other rights to which such person may be entitled apart from the provision of this Article VII. Any amendment or modification of this Article VII or otherwise of these Bylaws that in any way diminishes or adversely affects any rights to indemnification, advancement of expenses or otherwise set forth in this Article VII shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission occurring prior to the time of such amendment or modification, or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission, and all of such rights shall continue as to any such person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, and shall inure to the benefit of such person’s heirs, executors and administrators. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not, itself, held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Article VIII
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the FBCA or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within Polk County in the State of Florida (or, if no state court located within the State of Florida has jurisdiction, the federal district court serving Polk County in the District of Florida).

Article IX
AMENDMENT OF BYLAWS

These Bylaws may be amended, added to, or repealed either by: (1) the affirmative vote of the holders of eighty percent (80%) of the shares entitled to vote, or (2) a majority vote of the entire Board of Directors.

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